                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. 3)*


                        Northern Star Financial, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                        Common Stock, par value $.01
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                775728 10 1
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 4 Pages

                                     SCHEDULE 13G
CUSIP NO.   665728 10 1                                       PAGE 2 OF 4 PAGES

-------------------------------------------------------------------------------
       1 NAMES OF REPORTING PERSONS/
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Thomas J. Reynolds


-------------------------------------------------------------------------------
       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                      (b) / /
-------------------------------------------------------------------------------
       3 SEC USE ONLY

-------------------------------------------------------------------------------
       4 CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
-------------------------------------------------------------------------------
    NUMBER OF          5 SOLE VOTING POWER
     SHARES              89,447 (includes 37,447 shares which may be purchased
  BENEFICIALLY           upon exercise of currently exercisable options and
    OWNED BY             conversion of convertible note)
      EACH            ---------------------------------------------------------
    REPORTING          6 SHARED VOTING POWER
     PERSON              0
      WITH            ---------------------------------------------------------
                       7 SOLE DISPOSITIVE POWER
                         89,447 (includes 37,447 shares which may be purchased
                         upon exercise of currently exercisable options and
                         conversion of convertible note)
                      ---------------------------------------------------------
                       8 SHARED DISPOSITIVE POWER
                         0
-------------------------------------------------------------------------------
       9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         89,447 (includes 37,447 shares which may be purchased upon exercise of currently exercisable options and conversion of convertible note)
-------------------------------------------------------------------------------
      10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
      11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         17.3%
-------------------------------------------------------------------------------
      12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------------------------------------------------------------------------------

                                                              PAGE 3 OF 4 PAGES

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)   NAME OF ISSUER:

            Northern Star Financial, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1650 Madison Avenue
            Mankato, Minnesota  56001

ITEM 2(a)   NAME OF PERSON FILING:

            See Cover Page Item 1

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            19 Dellview Lane
            Mankato, Minnesota  56001

ITEM 2(c)   CITIZENSHIP:

            See Cover Page Item 4

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $.01 par value

ITEM 2(e)   CUSIP NO.:

            See Cover Page

ITEM 3      STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

            Not applicable

ITEM 4      OWNERSHIP

            See Cover Page Items 5 through 11

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

                                                              PAGE 4 OF 4 PAGES

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable

ITEM 10     CERTIFICATION:

            Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2001.


                                                JANUARY 22, 2002
                                            -----------------------------------
                                                      (Date)

                                                /s/ THOMAS J. REYNOLDS
                                            -----------------------------------
                                                      (Signature)

                                                THOMAS J. REYNOLDS
                                            -----------------------------------
                                                      (Name and title)